PROLOR BIOTECH TO PRESENT PRECLINICAL DATA ON ITS LONG-ACTING
CLOTTING FACTOR Vlla AT 2012 ASH ANNUAL MEETING

Atlanta, GA, USA and Nes-Ziona, Israel – December 7, 2012 – PROLOR Biotech, Inc. (NYSE MKT: PBTH), today announced that the company will present preclinical data on its long-acting clotting Factor VIIa (Factor Vlla-CTP) at the 54th Annual Meeting of the American Society of Hematology (ASH). The data will be discussed by Dr. Gili Hart, Director of Pre-Clinical Affairs at PROLOR and head of the company’s long acting clotting factors program, in an oral poster presentation on December 8, 2012. PROLOR’s Factor VIIa-CTP is in advanced preclinical development for the treatment of hemophilia.

Top-line results of the Factor Vlla-CTP studies have been previously reported by PROLOR. The results show that when compared to commercially available Factor VIIa, Factor VIIa-CTP in hemophilic mice demonstrated a markedly enhanced pharmacokinetic profile and increased exposure, as evidenced by a prolonged hemostatic effect and improved recovery, which is a measure of clotting activity. Compared to commercially available Factor VIIa, Factor VIIa-CTP in hemophilic mice demonstrated superior thrombin generation parameters, and it resulted in greater survival of the subjects. In these studies, the specific activity of Factor VIIa-CTP was comparable to commercial Factor VIIa. The study data also show that administration of Factor Vlla-CTP by subcutaneous injection resulted in improved bioavailability and prolonged exposure compared to intravenous administration of Factor Vlla-CTP.

PROLOR CEO Dr. Abraham Havron commented, “The ASH Annual Meeting is the largest and most prominent gathering of hematology experts in the world. In preclinical studies our long-acting clotting factors have demonstrated the potential to significantly improve both the prophylactic and on-demand treatment of patients with hemophilia, and we welcome the opportunity to share these promising data with leading hematology researchers.”

Dr. Hart will present PROLOR’s poster, "Factor VIIa-CTP,a Novel Long-Acting Coagulation Factor with Enhanced Long Term Haemostatic Effect and Improved Pharmacokinetics and Pharmacodynamic Properties Following IV Administration in Hemophilic Animal Models,” on December 8, 2012 at 5.30 pm EST. The 2012 ASH Annual Meeting is being held December 8-11, 2012 in Atlanta, Georgia. For more information, visit www.hematology.org/Meetings/Annual-Meeting/.

ABOUT PROLOR

PROLOR Biotech, Inc. is a clinical stage biopharmaceutical company applying unique technologies, including patented CTP technology and its long-acting reversible-pegylation technology, primarily to develop longer-acting proprietary versions of already approved therapeutic proteins that currently generate billions of dollars in annual global sales. The CTP technology is applicable to virtually all proteins. PROLOR is developing a long-acting version of human growth hormone, which successfully completed a Phase II clinical trial. It also is developing long-acting versions of Factor VIIa and Factor IX for hemophilia and a GLP-1/Glucagon dual receptor agonist peptide for diabetes and obesity, all of which are in preclinical development. For more information, visit www.prolor-biotech.com.

Safe Harbor Statement: This press release contains forward-looking statements, which may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “would”, “intends,” “estimates,” “suggests,” “has the potential to” and other words of similar meaning, including statements regarding the results of current clinical studies and preclinical experiments and the effectiveness of PROLOR’s long-acting protein programs, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect PROLOR’s business and prospects, including the risks that PROLOR may not succeed in generating any revenues or developing any commercial products, including any long-acting versions of human growth hormone, erythropoietin, interferon beta, GLP-1 and other products; that the long-acting products in development may fail, may not achieve the expected results or effectiveness and/or may not generate data that would support the approval or marketing of these products for the indications being studied or for other indications; that ongoing studies may not continue to show substantial or any activity; that the actual dollar amount of any grants from Israel’s Office of the Chief Scientist is uncertain and is subject to policy changes of the Israeli government, and that such grants may be insufficient to assist with product development; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. The results of clinical trials in humans may produce results that differ significantly from the results of clinical and other trials in animals. The results of early-stage trials may differ significantly from the results of more developed, later-stage trials. The development of any products using the CTP platform technology could also be affected by a number of other factors, including unexpected safety, efficacy or manufacturing issues, additional time requirements for data analyses and decision making, the impact of pharmaceutical industry regulation, the impact of competitive products and pricing and the impact of patents and other proprietary rights held by competitors and other third parties. In addition to the risk factors described above, investors should consider the economic, competitive, governmental, technological and other factors discussed in PROLOR’s filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date the statements were made, and we do not undertake any obligation to update forward-looking statements, except as required under applicable law.

PROLOR CONTACT:	MEDIA CONTACT:
Shai Novik, President	Barbara Lindheim
PROLOR Biotech, Inc.	BLL Partners, LLC
Tel: +1 866 644-7811	+1 212 584-2276
Email: shai@prolor-biotech.com	blindheim@bllbiopartners.com